787 Seventh Avenue
New York, NY 10019-6099 Tel: 212 728 8000 Fax: 212 728 8111

April 17, 2015

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Re:	The Gabelli Utility Trust

Investment Company Act File No. 811-09243

Ladies and Gentlemen:

On behalf of The Gabelli Utility Trust (the “Fund”), pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, we hereby file via EDGAR transmission the Fund’s Registration Statement on Form N-2.

Any questions or comments on the Registration Statement should be directed to the undersigned at (212) 728-8865 or to Bissie K. Bonner at (212) 728-8955.

Very truly yours,

/s/ Ryan P. Brizek
Ryan P. Brizek

Enclosures

cc:	Bruce N. Alpert, The Gabelli Utility Trust

Andrea Mango, Esq., The Gabelli Utility Trust

Agnes Mullady, The Gabelli Utility Trust

David I. Schachter, The Gabelli Utility Trust

Rose F. DiMartino, Esq., Willkie Farr & Gallagher LLP

P. Jay Spinola, Esq., Willkie Farr & Gallagher LLP

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